Exhibit 4.34

Date 16 July 2020
ANTWERP SHIPPING LTD
BUSAN SHIPPING LTD
KEELUNG SHIPPING LTD
OAKLAND SHIPPING LTD (1)
as joint and several Borrowers
- and -
PIRAEUS BANK S.A. (2)
as Lender
_____________________________________________________
SUPPLEMENTAL AGREEMENT
_____________________________________________________
in relation to a Loan Agreement
dated 08 November 2019

Index
Clause		Page No

1	INTERPRETATION	1

2	AGREEMENT OF THE LENDER	2

3	CONDITIONS PRECEDENT	2

4	REPRESENTATIONS AND WARRANTIES	4

5	AMENDMENTS TO LOAN AGREEMENT AND OTHER SECURITY DOCUMENTS	4

6	FURTHER ASSURANCES	8

7	FEES AND EXPENSES	9

8	NOTICES	9

9	SUPPLEMENTAL	9

10	LAW AND JURISDICTION	9

THIS SUPPLEMENTAL AGREEMENT is made on 16 July 2020
BETWEEN
(1)	ANTWERP SHIPPING LTD, BUSAN SHIPPING LTD, KEELUNG SHIPPING LTD and OAKLAND SHIPPING LTD as joint and several borrowers (together, the “Borrowers” and each a “Borrower”); and
(2)	PIRAEUS BANK S.A as lender (the “Lender”).
BACKGROUND
(A)
By a loan agreement dated 08 November 2019 (the “Loan Agreement”) and made between (1) the Borrowers as joint and several borrowers and (2) the Lender as lender, the Lender made available to the Borrowers a term loan facility of (originally) up to USD32,000,000 upon the terms and for the purposes therein specified, out of which USD29,200,000 remains outstanding.

(B)	The Borrowers have requested the Lender gives its consent to certain amendments to the Loan Agreement, including (inter alia):
(i)	the rescheduling of the repayment of the Loan set out in clause 4.1.1 of the Loan Agreement;
(ii)
an option to defer payment of the repayment instalment per Advance (in respect of Advance A due on 12 November 2020, Advance B and Advance D each due on 15 November 2020 and in respect of Advance C due on 18 November 2020) in accordance with clause 4.1.1 as same is due to be amended pursuant to the terms and conditions of this Supplemental Agreement;

(iii)	the incorporation of a cash sweep mechanism to be applied for the financial year 2021 and thereafter throughout the Facility Period; and
(iv)	the waiver of the minimum liquidity required in accordance with clause 8.1.24 of the Loan Agreement until 30 June 2021.
(C)
This Supplemental Agreement sets out the terms and conditions on which the Lender agrees, with effect on and from the Effective Date (as hereinafter defined), to the requests of the Borrowers set out in Recital (B) and to the consequential amendments to the Loan Agreement and the other Security Documents.

IT IS AGREED as follows:
1	INTERPRETATION
1.2	Defined expressions. Words and expressions defined in the Loan Agreement shall have the same meaning when used in this Supplemental Agreement unless the context otherwise requires.
1.3	Definitions. In this Supplemental Agreement, unless the contrary intention appears:
“Effective Date” means the Banking Day on which all the conditions precedent referred to in Clause 3.1 have been fulfilled by the Borrowers but no later than 30 July 2020;

“Loan Agreement” means the loan agreement dated 08 November 2019 referred to in Recital (A); and
“Mortgage Addenda” means in relation to each of Vessel A and Vessel B, an addendum to the first preferred Marshall Islands mortgage over each such Vessel dated 21 November 2019 and 19 November 2019 respectively, required to be executed hereunder by the relevant Owner, each of which to be in such form as the Lender may require in its sole discretion and in the plural means both of them.
1.4
Application of construction and Interpretation provisions of Loan Agreement.  Clauses 1.3 to 1.5 (inclusive) of the Loan Agreement apply, with any necessary modifications, to this Supplemental Agreement

1.5
Joint and Several liability.  All obligations, representations, warranties, covenants and undertakings of the Borrowers under or pursuant to this Supplemental Agreement shall, unless otherwise expressly provided, be entered into, made or given by them jointly and severally.

2	AGREEMENT OF THE LENDER
2.1	Agreement of the Lender. The consent of the Lender to amend the Loan Agreement in accordance with Clause 5 is conditional upon:
2.1.1	the Lender having received the documents and evidence specified in Clause 3.1 in form and substance satisfactory to the Lender;
2.1.2	the representations and warranties contained in Clause 4 being then true and correct as if each was made with respect to the facts and circumstances existing at such time; and
2.1.3	no Event of Default having occurred or will arise following the amendment of the Loan Agreement pursuant to this Supplemental Agreement.
2.2	Effective Date. The agreement of the Lender contained in Clause 2.1 shall have effect on and from the Effective Date
2.3
Waiver by the Lender.  With effect from the Effective Date, the Lender agrees to waive compliance by the Borrowers of their obligations under clause 8.1.24 (Unencumbered liquidity) of the Loan Agreement up to and including 30 June 2021.

3	CONDITIONS PRECEDENT
3.1	Conditions Precedent. The conditions referred to in Clause 2.1 are that the Lender shall have received the following documents:
3.1.1	certified copies of all documents which evidence or relate to the constitution of each Security Party and their current corporate existence;
3.1.2	Corporate authorities
(a)	a list of directors and officers of each Security Party specifying the names and positions of such persons, certified by an officer of such Security Party to be true, complete and up to date;
(b)	(if required) originals of resolutions of the directors of each Security Party and shareholders of each Borrower approving such of this Supplemental Agreement and the Mortgage Addenda to which such Security Party is a party and authorising the execution and delivery hereof and thereof and performance of the relevant Security Party’s obligations hereunder and thereunder, additionally certified by an officer of the relevant Security Party as having been duly passed at a duly convened meeting of the directors and shareholders of such relevant Security Party and not having been amended, modified or revoked and being in full force and effect; and
(c)	(if required) an original of any power of attorney issued by each Security Party pursuant to such resolutions stated above;
3.1.3	Mortgage Addenda and registration
the Mortgage Addenda duly executed and delivered and duly registered against the relevant Vessel in accordance with the laws of Marshall Islands (as appropriate);
3.1.4	Declaration of compliance / “know your customer”
written confirmation (in a form acceptable to the Lender) that:
(a)
each Borrower has complied at all times and in all respects with (i) any relevant employment legislation and employment regulations applicable to it and (ii) all documentation required by the Lender in relation to the Lender’s “know your customer” requirements; and

(b)	the Corporate Guarantor and the Shareholder have complied at all times and in all respects with all documentation required by the Lender in relation to the Lender’s “know your customer” requirements;
3.1.5	Further documents
certified copies of all documents (with a certified translation if an original is not in English) evidencing any other necessary action, approvals or consents with respect to this Supplemental Agreement, and the Mortgage Addenda (including without limitation) all necessary governmental and other official approvals and consents in such pertinent jurisdictions as the Lender deems appropriate;
3.1.6	Laws of Marshall Islands/Liberia: opinion
an opinion of Messrs Ince, special legal advisers to the Lender in respect of the laws of the Republic of Marshall Islands and the Republic of Liberia in form and substance acceptable to the Lender;
3.1.7	London agent
documentary evidence that the agent for service of process named in Clause 18.2.1 of the Loan Agreement has accepted its appointment in respect of this Supplemental Agreement;
3.1.8	Endorsement
the endorsement at the end of this Supplemental Agreement signed by each Security Party (other than the Borrowers);
3.1.9	Amendment fee

evidence of payment to the Lender of an amendment fee in the amount of USD10,000; and
3.1.10	Further opinions, etc.
any further opinions, consents, agreements and documents in connection with this Supplemental Agreement which the Lender may reasonably request.
3.2
Conditions Subsequent. The Borrowers shall deliver or cause to be delivered to the Lender on, or as soon as practicable after, the Effective Date but in no event later than 10 Banking Days from the date hereof, the following additional documents and evidence:

3.2.1	the process agent acceptance letter referred to in Clause 3.1.7, duly executed; and
3.2.2	any further opinions, consents, agreements and documents in connection with this Supplemental Agreement which the Lender may reasonably request referred to in Clause 3.1.10.
A breach of this Clause 3.2 shall constitute an Event of Default.
4	REPRESENTATIONS AND WARRANTIES
Repetition of Loan Agreement representations and warranties. Each Borrower represents and warrants to the Lender that the representations and warranties in Clause 7 of the Loan Agreement, updated with appropriate modifications to refer to this Supplemental Agreement, remain true and not misleading if repeated on the date of this Supplemental Agreement with reference to the circumstances now existing.
5	AMENDMENTS TO LOAN AGREEMENT AND OTHER SECURITY DOCUMENTS
5.1	Specific amendments to Loan Agreement. With effect on and from the Effective Date the Loan Agreement shall be, and shall be deemed by this Supplemental Agreement to be, amended as follows:
5.1.1	by adding in Clause 1.2 thereof the definition of “Mortgage Addenda” contained in Clause 1.3 of this Supplemental Agreement;
5.1.2	by adding in Clause 1.2 thereof the following new definitions in alphabetical order:
““Deferred Repayment Amount” has the meaning ascribed to it in Clause 4.8.1;
“Money Laundering” has the meaning given to it in Article 1 of Directive 2015/849/EC of the Council of European Communities; and
“Total Deferred Amount” means the aggregate amount of (i) USD1,100,000 and (ii) the Deferred Repayment Amount;”
5.1.3	by deleting the definition of “FATCA Application Date” in Clause 1.2 thereof;
5.1.4	by deleting the definition of “Quotation Day” in Clause 1.2 thereof;
5.1.5	by replacing all referenced to “Quotation Day” with “Interest Rate Determination Date” in (i) the definition of “LIBOR” in Clause 1.2 thereof and (ii) in Clause 3.5.3 thereof;

5.1.6	by adding in Clause 1.2 thereof in the definition of “Security Documents” the Mortgage Addenda;
5.1.7	by deleting Clause 4.1.1 thereof and replacing it with the following:
“4.1.1 Subject to any obligation to pay earlier under this Agreement, the Borrowers must repay each Advance outstanding as at 16 July 2020 (in the amount of USD7,300,000), by: (a) fourteen (14) consecutive quarterly instalments, the first one (1) in the amount of USD175,000, the second (2) in the amount of USD100,000 and the next twelve (12) instalments in the amount of USD200,000 each and (b) an instalment (the “Balloon Instalment”) of USD4,625,000, with the first such instalment falling due on (i) in respect of Advance A, 12 August 2020, (ii) each of Advance B and Advance D, 15 August 2020 and (iii) Advance C, 18 August 2020, and subsequent instalments falling due at quarterly intervals thereafter up to and including the final instalment and the Balloon Instalment falling due on the last Repayment Date for that Advance.”;
5.1.8	by adding a new Clause 4.8 thereof as follows:
“4.8 Deferral Option
4.8.1
The Borrowers shall have the option to defer payment of the aggregate of the Repayment Instalments each in the amount of USD100,000 aggregating to a total amount in respect of all Advances of USD400,000 (such aggregate amount actually deferred called, the “Deferred Repayment Amount”) falling due for payment in respect of each of the following Advances on: (i) in respect of Advance, 12 November 2020, (ii) in respect of each of Advance B and Advance D, 15 November 2020 and (iii) in respect of Advance C, 18 November 2020, , provided that:

(a)	the average net charter rate of the Vessels for the period between 01 August 2020 and 31 October 2020 (both dates inclusive) is less than USD9,500 daily;
(b)
the Borrowers must submit a request in writing for such deferral to the Lender at least five (5) Banking Days prior to the Repayment Date on which the relevant Repayment Instalment is due in accordance with Clause 4.1.1 in relation to the Advance to which a Repayment Date first occurs; and

(c)	no Event of Default has occurred which is continuing.
4.8.2
It is further agreed that, save as hereinafter provided, the Deferred Repayment Amount shall be added pro rata to the Balloon Instalment in respect of each Advance and shall be due and payable on the last Repayment Date for that Advance.”;

5.1.9	by adding a new Clause 4.9 thereof as follows:
“4.9	Excess Earnings
Until such time as the Total Deferred Amount shall have been prepaid, the Borrowers shall, on each Cash Sweep Prepayment Date, pay to the Lender an amount equal to 100% of the Excess Earnings for the financial year of the Borrowers in respect of the audited accounts by reference to which the Excess Earnings have been calculated, which amount shall be applied pro rata against the Balloon Instalment per Advance on the next Interest Payment Date.

In this Clause 4.9:
“Cash Sweep Prepayment Date” means, in each financial year, the date falling no more than 10 days after the date on which the Borrowers deliver to the Lender the audited accounts required to be delivered pursuant to Clause 8.1.6 (Financial statements), commencing with the audited accounts relating to the financial year ending on 31 December 2021; and
“Excess Earnings” means, in relation to each financial year of the Borrowers (commencing with the financial year ending on 31 December 2021), the amount determined by the Lender to be (i) the aggregate Earnings received by the Borrowers during that financial year less (ii) the aggregate of all brokers’ commissions, operating, employment and actual voyage expenses actually paid by the Borrowers, including but not limited to (a) agency fees, management fees, general and administrative expenses, crew wages, crew salaries and contributions, crew expenses, insurance costs, repair costs, maintenance costs, Ballast Water Treatment installation costs, lay up and reactivation costs, (b) a pro rata cash reserve for the next drydocking and/or next special survey and/or intermediate survey costs (accounted separately every quarter based on the budget released to the Lender) (such amount reserved called, the “Reserved Amount”) and (c) any amount (positive or negative) remaining following the set off of the Reserved Amount (not previously set off) with any dry-docking and special or intermediate survey costs actually incurred as evidenced by the audited accounts relating to that financial year delivered to the Lender pursuant to Clause 8.1.6 (Financial statements), less (iii) repayments of the Loan and interest thereon paid during that financial year, all as evidenced by the audited accounts relating to that financial year delivered to the Lender pursuant to Clause 8.1.6 (Financial statements).”;
5.1.10	by deleting in the last line of Clause 7.1.8 thereof the words “money laundering” and replacing them with the words “Money Laundering”;
5.1.11	by deleting Clause 8.1.24 thereof and replacing it with the following:
“8.1.24 Unencumbered liquidity
procure that at all times during the Facility Period, the Corporate Guarantor or the Borrowers shall maintain in an account or accounts with the Lender free deposit cash which is (other than the Earnings Account Pledge) free of any Encumbrance in an average aggregate amount of not less than USD350,000 multiplied by the number of Mortgaged Vessels for the preceding twelve-month period, to be tested first on 30 November 2021 and annually thereafter, provided however that on 30 November 2021 only, such test will take place for the preceding five- month period;”;
5.1.12	by deleting Clause 10.1.26 thereof and replacing it with the following:
“10.1.26 Money Laundering: any Security Party is in breach of or fails to observe any law, requirement, measure or procedure implemented to combat “Money Laundering”;
5.1.13	by adding in Clause 16.2.1 thereof in line 3 after the words “and/or the fax number” the words “and/or email address” and in line 4 after the words “or fax number” the words “or email address”;
5.1.14	by adding in Clause 16.2.2 thereof in line 4 after the words “or fax number” the words “or email address”;

5.1.15	by adding in Clause 16.2.3 thereof in line 3 after the words “and/or the fax number” the words “and/or email address” and in line 3 after the words “or fax number” the words “or email address”;
5.1.16	by adding in Clause 16.2.4 thereof in line 3 after the words “and/or fax number” the words “and/or email address” and in line 4 after the words “or fax number” the words “or email address”; and
5.1.17
by construing references throughout to “this Supplemental Agreement”, “hereunder” and other like expressions as if the same referred to the Loan Agreement as amended and supplemented by this Supplemental Agreement.

5.2
Amendments to Security Documents. With effect on and from the date hereof each of the Security Documents other than the Loan Agreement, shall be, and shall be deemed by this Supplemental Agreement to be, amended as follows:

(a)
the definition of, and references throughout each of the Security Documents to, the Loan Agreement and any of the other Security Documents shall be construed as if the same referred to the Loan Agreement and those Security Documents as amended and supplemented by this Supplemental Agreement; and

(b)
by construing references throughout each of the Security Documents to “this Agreement”, “this Deed”, “hereunder” and other like expressions as if the same referred to such Security Documents as amended and supplemented by this Supplemental Agreement.

5.3	Security Documents to remain in full force and effect. The Security Documents shall remain in full force and effect as amended and supplemented by:
(a)	the amendments to the Security Documents contained or referred to in Clauses 5.1 and 5.2; and
(b)	such further or consequential modifications as may be necessary to give full effect to the terms of this Supplemental Agreement.
6	FURTHER ASSURANCES
6.1	Borrowers’ to execute further documents etc. Each Borrower shall, and shall procure that any other party to any Security Document shall:
(a)
execute and deliver to the Lender (or as it may direct) any assignment, mortgage, power of attorney, proxy or other document, governed by the law of England or such other country as the Lender may, in any particular case, specify; and

(b)	effect any registration or notarisation, give any notice or take any other step, which the Lender may, by notice to a Borrower or other party, specify for any of the purposes described in Clause 6.2 or for any similar or related purpose.
6.2	Purposes of further assurances. Those purposes are:
(a)	validly and effectively to create any Encumbrance or right of any kind which the

Lender intended should be created by or pursuant to the Loan Agreement or any other Security Document, each as amended and supplemented by this Supplemental Agreement; and
(b)	implementing the terms and provisions of this Supplemental Agreement.
6.3
Terms of further assurances.  The Lender may specify the terms of any document to be executed by a Borrower or any other party under Clause 6.1, and those terms may include any covenants, powers and provisions which the Lender considers appropriate to protect its interests.

6.4	Obligation to comply with notice. Each Borrower shall comply with a notice under Clause 6.1 by the date specified in the notice.
6.5
Additional corporate action.  At the same time as a Borrower or any other party deliver to the Lender any document executed under Clause 6.1(a), that Borrower or such other party shall also deliver to the Lender a certificate signed by that Borrower’s, or that other party’s directors which shall:

(a)	set out the text of resolutions of such Borrower or that other party’s directors specifically authorising the execution of the document specified by the Lender; and
(b)
state that either the resolution was duly passed at a meeting of the directors validly convened and held throughout which a quorum of directors entitled to vote on the resolution was present or that the resolution has been signed by all the directors and is valid under that Borrower’s or that other party’s articles of association or other constitutional documents.

7	FEES AND EXPENSES
7.1	Amendment Fee.The Borrowers shall pay to the Lender a non-refundable amendment fee of USD10,000 on the date of this Supplemental Agreement.
7.2
Fees and Expenses.  The provisions of Clause 5 (Fees and expenses) of the Loan Agreement shall apply to this Supplemental Agreement as if they were expressly incorporated in this Supplemental Agreement with any necessary modifications.

8	NOTICES
General.  The provisions of Clause 16 (Notices and other matters) of the Loan Agreement (as amended by this Supplemental Agreement) shall apply to this Supplemental Agreement as if they were expressly incorporated in this Supplemental Agreement with any necessary modifications.
9	SUPPLEMENTAL
9.1
Counterparts.  This Supplemental Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Supplemental Agreement.

9.2
Third party rights.  A person who is not a party to this Supplemental Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Supplemental Agreement.

10	LAW AND JURISDICTION
Incorporation of the Loan Agreement provisions.The provisions of Clause 17 (Governing Law) and Clause 18 (Jurisdiction) of the Loan Agreement shall apply to this Supplemental Agreement as if they were expressly incorporated in this Supplemental Agreement with any necessary modifications.

IN WITNESS whereof the parties to this Supplemental Agreement have caused this Supplemental Agreement to be duly executed on the date first above written.
THE BORROWERS

SIGNED by Eirini Synefia	)
for and on behalf of	)	/s/ Eirini Synefia
ANTWERP SHIPPING LTD	)

SIGNED by Eirini Synefia	)
for and on behalf of	)	/s/ Eirini Synefia
BUSAN SHIPPING LTD	)

SIGNED by Eirini Synefia	)
for and on behalf of	)	/s/ Eirini Synefia
KEELUNG SHIPPING LTD	)

SIGNED by Eirini Synefia	)
for and on behalf of	)	/s/ Eirini Synefia
OAKLAND SHIPPING LTD	)

Witness to all the above signatures:	)
Name: Panagiotis Fokas	)	/s/ Panagiotis Fokas
Address: Akti Miaouli 47-49)
Piraeus 185 36 Greece

THE LENDER

SIGNED by Olga Voutsa	)	/s/ Olga Vautsa
and by Evgenia Kouvara	)	/s/ Evgenia Kouvara
for and on behalf of	)
PIRAEUS BANK S.A.	)

Witness to the above signatures:	)
Name: Panagiotis Fokas	)	/s/ Panagiotis Fokas
Address: Akti Miaouli 47-49)
Piraeus 185 36 Greece

COUNTERSIGNED this 16th day of July 2020 by the following parties who, by executing the same,  confirm and acknowledge that they have read and understood the terms and conditions of the above Supplemental Agreement, that they agree in all respects to the same and that the Security Documents to which they are respectively a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrowers under the Loan Agreement, as amended by the above Supplemental Agreement, and each of them hereby reaffirms the Security Documents to which it is a party as the same is amended by the above Supplemental Agreement.
/s/ Eirini Synefia
Eirini Synefia
duly authorised on behalf of
EUROSEAS LTD.

/s/ Eirini Synefia
Eirini Synefia
duly authorised on behalf of
EUROBULK LTD.

/s/ Eirini Synefia
Eirini Synefia
duly authorised on behalf of
EUROCON LTD.